Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 19, 2011	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended April 30, 2011 was $33.5 million, or $0.72 per share ($0.71 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended April 30, 2011 increased 11.8 percent to $240.1 million from net sales of $214.8 million for the prior year 13-week fiscal quarter ended May 1, 2010.  Comparable store net sales for the 13-week period ended April 30, 2011 increased 8.1 percent from comparable store net sales for the prior year 13-week period ended May 1, 2010.  Online sales (which are not included in comparable store sales) increased 18.6 percent to $17.1 million for the 13-week period ended April 30, 2011, compared to net sales of $14.4 million for the 13-week period ended May 1, 2010.

Net income for the first quarter of fiscal 2011 was $33.5 million, or $0.72 per share ($0.71 per share on a diluted basis), compared with $30.1 million, or $0.65 per share ($0.64 per share on a diluted basis), for the first quarter of fiscal 2010.

Management will hold a conference call at 10:30 a.m. EDT today to discuss first quarter results.  To participate in the call, please call (800) 230-1092 and reference the conference code 203397.  A replay of the call will be available for a two-week period beginning May 19, 2011 at 12:30 p.m. EDT by calling (800) 475-6701 and entering the conference code 203397.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 423 retail stores in 41 states. As of the end of the first quarter, it operated 422 stores in 41 states compared with 412 stores in 41 states at the end of the first quarter of fiscal 2010.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	April 30,	May 1,
	2011	2010

SALES, Net of returns and allowances	$240,092	$214,797

COST OF SALES (Including buying,
distribution, and occupancy costs)	137,148	121,346

Gross profit	102,944	93,451

OPERATING EXPENSES:
Selling	42,731	39,843
General and administrative	8,859	7,421
	51,590	47,264

INCOME FROM OPERATIONS	51,354	46,187

OTHER INCOME, Net	1,612	1,833

INCOME BEFORE INCOME TAXES	52,966	48,020

PROVISION FOR INCOME TAXES	19,497	17,910

NET INCOME	$33,469	$30,110

EARNINGS PER SHARE:
Basic	$0.72	$0.65

Diluted	$0.71	$0.64

Basic weighted average shares	46,748	46,053
Diluted weighted average shares	47,264	46,993

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	April 30,	January 29,	May 1,
ASSETS	2011	2011 (1)	2010

CURRENT ASSETS:
Cash and cash equivalents	$139,292	$116,470	$131,417
Short-term investments	21,497	22,892	22,887
Receivables	4,051	14,363	4,942
Inventory	89,866	88,593	84,741
Prepaid expenses and other assets	22,876	14,718	19,313
Total current assets	277,582	257,036	263,300

PROPERTY AND EQUIPMENT:	347,959	342,413	323,086
Less accumulated depreciation and amortization	(178,103)	(173,179)	(164,553)
	169,856	169,234	158,533

LONG-TERM INVESTMENTS	65,179	66,162	81,776
OTHER ASSETS	2,416	2,412	4,985

	$515,033	$494,844	$508,594

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$41,076	$33,489	$33,307
Accrued employee compensation	15,278	36,018	16,698
Accrued store operating expenses	9,323	9,653	8,392
Gift certificates redeemable	12,914	17,213	10,241
Income taxes payable	9,796	-	17,940
Total current liabilities	88,387	96,373	86,578

DEFERRED COMPENSATION	8,734	7,727	7,223
DEFERRED RENT LIABILITY	37,617	37,430	36,529
OTHER LIABILITIES	7,421	7,649	-
Total liabilities	142,159	149,179	130,330

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 47,342,895 shares at April 30, 2011, 47,127,296
shares at January 29, 2011, and 46,726,491 shares at May 1, 2010	474	471	467
Additional paid-in capital	92,900	89,719	82,032
Retained earnings	280,150	256,146	296,524
Accumulated other comprehensive loss	(650)	(671)	(759)
Total stockholders’ equity	372,874	345,665	378,264

	$515,033	$494,844	$508,594

(1) Derived from audited financial statements.